Exhibit 99.1

Appian Elects Carl “Boe” Hartman II to Board of Directors

MCLEAN, VA — October 1, 2024 — Appian (Nasdaq: APPN) today announced the election of Carl “Boe” Hartman II to the Appian Board of Directors. Mr. Hartman was also appointed to serve on the Appian Compensation Committee. He assumed both roles as of October 1, 2024.

Mr. Hartman is the Co-Founder and Chief Technology Officer of Nomi Health, a company changing healthcare economics. Since co-founding Nomi Health in 2020, he has applied his more than 30 years of global banking leadership to help transform the way healthcare is bought and paid for in the U.S. Throughout his career, he has consistently leveraged emerging technologies to drive growth and transformation. Prior to Nomi Health, Mr. Hartman spent five years at Goldman Sachs, where he most recently served as Partner and Managing Director, Head of Digital Strategy Integration. His leadership in this role helped guide the firm’s digital transformation initiatives.

“Joining the Appian board aligns with my passion for creating simple, effective technology solutions that drive validated, measurable change,” said Boe Hartman, CTO of Nomi Health. “Appian's vision for enhancing digital transformation aligns with this expertise, and I look forward to supporting them in today's fast-paced, tech-driven landscape."

Mr. Hartman is a founding Advisory Board Member of Austin FinTech. Since 2023, he has also served on the board of directors for Valkyrie Andromeda Corporation, Inc., and since 2024, for Rational Exponent, Inc. He holds a B.A. in International Political Science from West Virginia University and a Master’s Certificate in Project Management from George Washington University.

“As a former customer of Appian, Boe brings a distinct perspective to our board. He's a technology innovator and knows how to build major applications and create value with our platform,” said Matt Calkins, CEO of Appian.

About Appian

Appian is a software company that automates business processes. The Appian AI Process Platform includes everything you need to design, automate, and optimize even the most complex processes, from start to finish. The world's most innovative organizations trust Appian to improve their workflows, unify data, and optimize operations—resulting in better growth and superior customer experiences. For more information, visit www.appian.com. [Nasdaq: APPN]

For more information, contact:

Investor Contact
Jack Andrews
Vice President, Investor Relations
investors@appian.com

Media Contact
Valerie Verlander
Senior Manager, Media Relations, North America
pr@appian.com